Exhibit B
                         Pro Forma Financial Statements

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined balance sheet as of October 31, 2000 gives effect to the Arden acquisition, the completion of the issuance of long-term debt and warrants and the completion of a new credit facility and the application of those proceeds as if these transactions had occurred on October 31, 2000. The unaudited pro forma condensed combined statements of operations for the year ended January 31, 2000, for the nine months ended October 31, 2000, and for the twelve months ended October 31, 2000 give effect to the acquisition, the issuance of the long-term debt and completion of the new credit facility and the application of those proceeds as if these transactions occurred at the beginning of the period presented. Pro forma information for the twelve month period ended October 31, 2000 is presented due to the seasonality of the Company's business. Note that the fiscal year of the Arden business ends on December 31 as compared with our January 31 year-end.

     The pro forma adjustments related to the purchase price allocation and financing of the Arden business are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Subsequent revisions to the preliminary purchase price allocation and financing may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenues, selling, general and administrative expenses, depreciation and amortization and interest expense.

     Footnote (h) to the unaudited pro forma statement of operations, includes a supplemental adjustment to selling, general and administrative expense to reflect management's estimates of the incremental overhead necessary for us to operate the Arden business. Although we believe that this supplemental adjustment is appropriate to reflect the ongoing operations after the Arden acquisition, the supplemental adjustment represents "forward looking"
information and is subject to uncertainties. Our actual results may differ materially from these projections.

     The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the prospective financial information described above to more appropriately reflect operating expenses of the Arden business. This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and present, to the best of management's knowledge and belief, the expected expenses of operating the Arden business. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

     Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

     The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of the Company as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

     The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, the Company does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, the historical consolidated financial statements of French Fragrances and related notes thereto included in this proxy statement, and the historical financial statements of the Arden business and related notes thereto included in this proxy statement.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF OCTOBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                             COMPANY       ARDEN                 ACQUISITION           OFFERING      ADJUSTED
                                            HISTORICAL   HISTORICAL    COMBINED  ADJUSTMENTS(1)      ADJUSTMENTS(2)  PRO FORMA
                                            ----------   ----------    --------  --------------      --------------  ---------
ASSETS:
Cash and cash equivalents ................   $   2,109           --   $   2,109           --      $    8,831 (a)    $  10,940
Accounts Receivable, net .................     149,592           --     149,592           --              --         149,592
Inventories ..............................     125,986    $  90,900     216,886           --              --         216,886
Advances on inventory
    purchases ............................       1,892           --       1,892           --              --           1,892
Prepaid expense and other
    assets ...............................       9,058          600       9,658           --              --           9,658
                                             ---------    ---------    ---------   ---------       ---------       ---------
          Total current assets ...........     288,637       91,500     380,137           --           8,831         388,968


Property and equipment, net ..............      22,105       21,500      43,605           --              --          43,605
Other assets:
Exclusive brand licenses and
    trademarks ...........................      44,174           --      44,174           --              --          44,174
Senior debt offering costs,
    net ..................................       3,543           --       3,543           --           9,300 (b)      12,843
Deferred income taxes, net ...............       3,337           --       3,337           --              --           3,337
Other intangibles and other
    assets ...............................       6,240           --       6,240    $ 145,400 (a)          --         151,640
                                             ---------    ---------   ---------    ---------       ---------       ---------
          Total other assets .............      57,294           --      57,294      145,400           9,300         211,994
                                             ---------   ---------    ---------    ---------       ---------       ---------
          TOTAL ASSETS ...................   $ 368,036    $ 113,000   $ 481,036    $ 145,400       $  18,131       $ 644,567
                                             =========    =========   =========    =========       =========       =========

LIABILITIES AND SHAREHOLDERS'
    EQUITY:

Current Liabilities:
Short-term debt ..........................   $  30,995           --   $  30,995           --       $  38,600 (c)   $  69,595
Accounts Payable-trade ...................      49,878           --      49,878           --              --          49,878
Other payables and accrued
    expenses .............................      20,009    $  19,100      39,109    $  15,000 (b)          --          54,109
Current portion of long-term
    debt .................................       1,145           --       1,145           --              --           1,145
                                             ---------    ---------    ---------   ---------       ---------       ---------
          Total current liabilities ......     102,027       19,100     121,127       15,000          38,600         174,727
                                             ---------    ---------    ---------   ---------       ---------       ---------
Long-term debt, net ......................     171,427           --     171,427           --         160,000 (d)     331,427
                                             ---------    ---------    ---------   ---------       ---------       ---------
Total liabilities ........................     273,454       19,100     292,554       15,000         198,600         506,154
                                                          =========
Mandatory Redeemable Convertible Preferred
Stock, net ...............................                                            35,000 (c)                      35,000

Shareholders' equity:
Convertible Preferred Stock ..............           8           --           8           --              (8)(a)          --
Common stock .............................         142           --         142           --              88 (a)         230
Additional paid-in capital ...............      33,179       93,900     127,079      (93,900)(a)       8,751 (a)      41,930
Treasury stock ...........................      (6,613)          --      (6,613)          --              --          (6,613)
Retained earnings ........................      67,866           --      67,866           --              --          67,866
                                             ---------    ---------   ---------    ---------       ---------       ---------

Total shareholders' equity ...............      94,582       93,900     188,482      (93,900)          8,831         103,413
                                             ---------    ---------   ---------    ---------       ---------       ---------
TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY .................   $ 368,036    $ 113,000   $ 481,036    $ (43,900)      $ 207,431       $ 644,567
                                             =========   =========    =========    =========       =========       =========

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET
                             AS OF OCTOBER 31, 2000
                             (DOLLARS IN THOUSANDS)

(1)  ADJUSTMENTS TO REFLECT THE ARDEN ACQUISITION:

     (a)  To record intangible assets:

               Purchase Price:
                      Cash                             $ 182,600
                      Preferred stock                     35,000
               Acquisition costs                           6,700
                                                       ---------
                             Total                       224,300
               Net assets acquired                       (93,900)
               Reserve for expected returns               15,000
                                                       ---------
               Intangible Assets                       $ 145,400
                                                       ---------

     (b) To record a reserve for expected returns for sales made by Arden prior to the acquisition.

     (c) To record the issuance of Series D convertible preferred stock at estimated fair value:

          Face Value:                                  $  50,000
          Discount                                       (15,000)
          Net                                          $  35,000


(2)  ADJUSTMENTS TO REFLECT THE OFFERING:

     (a) To record the conversion of the Series B convertible preferred stock and Series C convertible preferred stock pursuant to the notice of redemption issued on October 30, 2000. Includes conversion of 264,168 shares of Series B convertible preferred stock outstanding on October 31, 2000 into 1,880,876 shares of our common stock at the conversion ratio of 7.12 and conversion price of $3.30 per share. Also includes the conversion of 499,870 shares of Series C convertible preferred stock outstanding on October 31, 2000 into 499,870 shares of common stock at a conversion ratio of 1.0 and conversion price of $5.25.

     (b) To record the deferred offering cost of the long-term debt and the new credit facility totaling $9,300.

     (c) To record the borrowing from the new credit facility.

     (d) To record the issuance of long-term debt.

                          UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                            FOR THE PERIODS INDICATED

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                FISCAL YEAR ENDED
                                                -----------------
                                             1/31/00        12/31/99
                                             -------        --------
                                             COMPANY          ARDEN                                ACQUISITION
                                             -------          -----                                -----------
                                           HISTORICAL       HISTORICAL            COMBINED          ADJUSTMENTS        PRO FORMA
                                           ----------       ----------            --------          -----------        ---------

Net sales .............................. $    361,243      $    551,500       $    912,743      $    (55,875)(b)    $    856,868
Cost of sales ..........................      236,129           174,600            410,729           (55,875)(b)         354,854
                                         ------------      ------------       ------------      ------------        ------------
      Gross profit .....................      125,114           376,900            502,014                --             502,014
                                         ------------      ------------       ------------      ------------        ------------

      Gross profit %                             34.6%             68.3%              55.0%                                 58.6%
Selling, general &
   administrative ......................       80,167           294,510(a)         374,677             7,270(c)          381,947
                                         ------------      ------------       ------------      ------------        ------------
Income from operations .................       44,947            82,390(a)         127,337            (7,270)            120,067
Other income (expense):
   Interest expense, net ...............      (19,412)               --            (19,412)          (28,221)(d)         (47,663)
   Other expense .......................         (204)               --               (204)               --                (204)
                                         ------------      ------------       ------------      ------------        ------------

      Other income
        (expense) ......................      (19,616)               --            (19,616)          (28,221)            (47,837)
                                         ------------      ------------       ------------      ------------        ------------

Income before provision for
   income taxes ........................       25,331                --            107,721           (35,491)             72,230
Provision for income taxes .............       10,001                --             10,001             6,401(e)           16,402
                                         ------------      ------------       ------------      ------------        ------------

Net income ............................. $     15,330      $         --       $     97,720      $    (41,892)       $     55,828
                                         ============      ============       ============      ============        ============
Accretion of
   Preferred Stock                                 --                --                 --      $     (1,250)(f)    $     (1,250)(f)
Net Income Attributable to
    Common Stockholders ................ $     15,330                --       $     97,720      $    (43,142)       $     54,578
                                         ============      ============       ============      ============        ============
Earnings per common share:
   Basic ...............................        $1.11                                                                      $3.37
                                         ------------                                                               ------------
   Diluted .............................        $0.99                                                                      $2.59(g)
                                         ------------                                                               ------------
Weighted average common
   shares outstanding:
   Basic ...............................   13,801,196                                                                 16,196,225
                                         ------------                                                               ------------
   Diluted .............................   15,577,422                                                                 21,054,215(g)
                                         ------------                                                               ------------
Other data:
EBITDA .................................       56,113            93,090            149,203                               149,203
EBITDA margin ..........................         15.5%             16.9%              16.3%                                 17.4%
Depreciation &
   amortization ........................       11,166            10,700             21,866             7,270              29,136

                          UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                            FOR THE PERIODS INDICATED

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     NINE MONTHS ENDED
                                                     -----------------
                                                 10/31/00         9/30/00
                                                 --------         -------
                                                  COMPANY          ARDEN                           ACQUISITION
                                                  -------          -----                           -----------
                                                 HISTORICAL       HISTORICAL       COMBINED        ADJUSTMENTS         PRO FORMA
                                                 ----------       ----------       --------        -----------         ---------

Net Sales ..................................   $    296,046     $    402,000    $    698,046     $    (54,251)(b)   $    643,795
Cost of Sales ..............................        193,337          129,700         323,037          (54,251)(b)        268,786
                                               ------------     ------------    ------------     ------------       ------------
   Gross profit ............................        102,709          272,300         375,009             --              375,009
   Gross profit % ..........................           34.7%            67.7%           53.7%                               58.2%

Selling, general & administrative ..........         67,807      201,200 (a)         269,007        5,453 (c)            274,460
                                               ------------     ------------    ------------     ------------       ------------
Income from operations .....................         34,902       71,100 (a)         106,002           (5,453)           100,550
Other income (expense):
   Interest expense, net ...................        (14,718)            --           (14,718)         (21,162)(d)        (35,880)
   Other income ............................            875             --               875                                 875
                                               ------------     ------------    ------------     ------------       ------------
      Other income (expense) ...............        (13,843)            --           (13,843)         (21,162)           (35,005)
                                               ------------     ------------    ------------     ------------       ------------
Income before provision for income
   taxes ...................................         21,059             --            92,159          (26,615)            65,545
Provision for income taxes .................          8,223                            8,223            7,129 (e)         15,352
                                               ------------     ------------    ------------     ------------       ------------
Net income .................................   $     12,836     $       --      $     83,936     $    (33,744)      $     50,192
                                               ============     ============    ============     ============       ============
Accretion of Preferred
   Stock ...................................                                                     $       (938)(f)   $       (938)(f)
Net Income Attributable to
     Common Shareholders ...................   $     12,836     $       --      $     83,936     $    (34,682)      $     49,254
                                               ============     ============    ============     ============       ============
Earnings per common share:
   Basic ...................................   $       0.97                                                         $       3.16
                                                                                                                    ------------
   Diluted .................................   $       0.85                                                         $       2.42(g)
                                                                                                                    ------------
Weighted average common shares outstanding:
   Basic ...................................     13,244,233                                                           15,604,984
                                               ------------                                                         ------------
   Diluted .................................     15,133,473                                                           20,339,217(g)
                                               ------------                                                         ------------
Other data:
EBITDA .....................................         43,760           79,800         123,560                             123,560
EBITDA Margin ..............................           14.8%            19.9%           17.7%                               19.2%
Depreciation & amortization ................          8,858            8,700          17,558            5,453             23,011

                          UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                            FOR THE PERIODS INDICATED

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    TWELVE MONTHS ENDED
                                                    -------------------
                                                 10/31/00          9/30/00
                                                 --------          -------
                                                  COMPANY           ARDEN                         ACQUISITION
                                                  -------           -----                         -----------
                                               HISTORICAL       HISTORICAL       COMBINED         ADJUSTMENTS        PRO FORMA
                                               ----------       ----------       --------         -----------        ---------

Net Sales .................................   $    386,326     $    576,500      $    962,826     $    (74,096)(b) $    888,730
Cost of Sales .............................        254,137          183,900           438,037          (74,096)(b)      363,941
                                              ------------     ------------      ------------     ------------     ------------
   Gross profit ...........................        132,189          392,600           524,789             --            524,789
    Gross profit % ........................           34.2%            68.1%             54.5%                             59.0%

Selling, general & administrative .........         85,267          278,400(a)        363,667            7,270(c)       370,937
                                              ------------     ------------      ------------     ------------     ------------
Income from operations ....................         46,922          114,200(a)        161,122           (7,270)         153,852
Other income (expense):
   Interest expense, net ..................        (19,661)                           (19,661)         (28,221)(d)      (47,882)
   Other income ...........................            886                                886             --                886
                                              ------------                       ------------     ------------     ------------
      Other income (expense) ..............        (18,775)            --             (18,775)         (28,221)         (46,996)
                                              ------------                       ------------     ------------     ------------
Income before provision for income
   taxes ..................................         28,147             --             142,347          (35,491)         106,856
Provision for income taxes ................         11,274             --              11,274           14,354(e)        25,628
                                              ------------     ------------      ------------     ------------     ------------
Net income ................................   $     16,873     $       --        $    131,073     $    (49,845)    $     81,228
                                              ============     ============      ============     ============     ============
Accretion of Preferred
   Stock ..................................           --               --                --       $     (1,250)(f) $     (1,250)(f)
Net Income Attributable to
     Common Shareholders ..................   $     16,873             --        $    131,073     $    (51,095)    $     79,978
                                              ============     ============      ============     ============     ============
Earnings per common share:
   Basic ..................................    $      1.26                                                         $       5.08
                                                                                                                   ------------
   Diluted ................................    $      1.12                                                         $       3.94(g)
                                                                                                                   ------------

Weighted average common shares outstanding:
   Basic ..................................     13,366,796                                                           15,747,547
                                              ------------                                                         ------------
   Diluted ................................     15,110,643                                                           20,316,387(g)
                                              ------------                                                         ------------
Other data:
EBITDA ....................................         58,655          125,900           184,555                           184,555
EBITDA Margin .............................           15.2%            21.8%             19.2%                             20.8%
Depreciation & amortization ...............         11,733           11,700            23,433            7,270           30,703

                          NOTES TO UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                            FOR THE PERIODS INDICATED
                             (DOLLARS IN THOUSANDS)

     (a) The Arden business historical selling, general & administrative corresponds to total direct operating expenses reflected in the historical Arden business financial statements. The Arden business historical income from operations corresponds to the excess of net sales over cost of sales and direct operating expenses reflected in the historical Arden business financial statements. See the historical financial statements of the Arden business and related notes thereto included in this proxy statement.

     (b) To eliminate historical intercompany sales of fragrance products from the Arden business to the Company:

                                    YEAR ENDED            NINE MONTHS ENDED          TWELVE MONTH ENDED
                                    ----------            -----------------          ------------------
                                  JANUARY 31, 2000         OCTOBER 31, 2000           OCTOBER 31, 2000
                                  ----------------         ----------------           ----------------

Intercompany sales............     $         55,875         $         54,251           $         74,096

     (c) To record additional  amortization of the intangible assets of $145,400
(over a estimated useful life of 20 years) related to the Arden acquisition. The
20  year  amortization   period  may  change  after  the  final  purchase  price
allocations are made:


                                      YEAR ENDED            NINE MONTHS ENDED         TWELVE MONTH ENDED
                                      ----------            -----------------         ------------------
                                   JANUARY 31, 2000          OCTOBER 31, 2000          OCTOBER 31, 2000
                                   ----------------          ----------------          ----------------
Amortization  ................     $          7,270          $          5,453          $          7,270

     (d) To record interest expense on the financing, the amortization of deferred offering costs including the discount allocated to the financing as a result of the issuance of warrants:


                                      YEAR ENDED           NINE MONTHS ENDED          TWELVE MONTH ENDED
                                      ----------           -----------------          ------------------
                                   JANUARY 31, 2000         OCTOBER 31, 2000           OCTOBER 31, 2000
                                   ----------------         ----------------           ----------------
Interest expense on financing      $         26,791         $         20,090           $         26,791
Deferred offering costs                       1,430                    1,072                      1,430
                                   ----------------         ----------------           ----------------
                 Total........     $         28,221         $         21,162           $         28,221
                                   ================         ================           ================

                 No dividends are received in the First year.

                          NOTES TO UNAUDITED PRO FORMA
                     CONDENSED COMBINED STATEMENT OF INCOME
                            FOR THE PERIODS INDICATED
                             (DOLLARS IN THOUSANDS)

     (e) To record the estimated tax effect on the Arden business income from operations and certain other pro forma adjustments:

                                                                     YEAR ENDED        NINE MONTHS ENDED    TWELVE MONTH ENDED
                                                                   JANUARY 31, 2000    OCTOBER 31, 2000      OCTOBER 31, 2000
Arden business
  (blended worldwide income tax rate of 25%) ............            $ 20,597             $ 17,775             $ 28,550

Pro Forma adjustments
  (effective income tax rate of 40%) ....................             (14,196)             (10,646)                --
                                                                     --------             --------             --------
          Total .........................................            $  6,401             $  7,129             $ 14,354
                                                                     ========             ========             ========

     (f) To record accretion of Series D convertible preferred stock from $35 million estimated fair value to $50 million liquidation preference. No dividends are recorded in the First Year.

     (g) Fully diluted shares includes the dilutive effect of the Series D Convertible Preferred Stock. The Series D Convertible Preferred Stock is convertible into 4,166,667 shares of Common Stock subject to certain terms and conditions.

     (h) The following supplemental adjustment is presented to reflect management's estimates of the incremental overhead necessary to operate the business after the acquisition. This supplemental adjustment represents "forward-looking information".

     The historical financial statements of the Arden business include only direct operating expenses such as sales, marketing, advertising, promotion, other development costs, rent, and certain allocations related to these items. Allocations of general and administrative expenses, Unilever group corporate overhead, interest, amortization of intangibles and income taxes have been excluded from the Arden business financial statements. See the Arden business financial statements and related notes thereto contained herein.

     Management's   projection  of  the  incremental   overhead  presented  here
primarily represents additional general and administrative expense necessary to run the business as follows:

                             Estimated Overhead                       YEAR ENDED          NINE MONTHS ENDED      TWELVE MONTHS ENDED
                                                                      ----------          -----------------      -------------------
                                                                  JANUARY 31, 2000        OCTOBER 31, 2000        OCTOBER 31, 2000
                                                                  ----------------        ----------------        ----------------
North America .................................................      $ 32,186                $ 24,140                $ 32,186
Europe ........................................................        28,821                  21,616                  28,821
Asia Pacific ..................................................         7,331                   5,498                   7,331
Transition & Other ............................................        20,567                  15,425                  20,567
                                                                     --------                --------                --------
Total Overhead ................................................      $ 88,905                $ 66,679                $ 88,905

Less: Direct Expenses Included in Arden Financial Statements
                                                                      (55,800)                (38,400)                (53,400)
                                                                     --------                --------                --------
Supplemental Adjustment .......................................      $ 33,105                $ 28,279                $ 35,505
                                                                     ========                ========                ========

     The following table calculates the effect of the Supplemental Adjustment on Pro Forma Net Income:

                                                                       YEAR ENDED      NINE MONTHS ENDED    TWELVE MONTHS ENDED
                                                                       ----------      -----------------    -------------------
                                                                   JANUARY 31, 2000    OCTOBER 31, 2000      OCTOBER 31, 2000
                                                                   ----------------    ----------------      ----------------
Pro forma Net Income ...........................................      $ 55,828            $ 50,192               $ 81,228
Supplemental Adjustment (net of income tax benefit of
$8,276; $7,070; $8,877, respectively) ..........................       (24,829)            (21,209)               (26,628)
                                                                      --------            --------               --------
Adjusted Net Income ............................................      $ 30,999            $ 28,983               $ 54,600
                                                                      ========            ========               ========
Accretion of Preferred Stock ...................................        (1,250)               (938)                (1,250)
                                                                      --------            --------               --------
Adjusted Net Income Attributable to Common Shareholders
                                                                      $ 29,749            $ 28,045               $ 53,350
                                                                      ========            ========               ========
Adjusted Earnings per Common Share
Basic ..........................................................         $1.84               $1.80                  $3.39
Diluted ........................................................         $1.42               $1.38                  $2.63




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